CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,600,000	$218.24

Pricing supplement no. 792
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated October 26, 2012 Rule 424(b)(2)

Structured Investments	$1,600,000 11.05% per annum Auto Callable Yield Notes due October 31, 2013 Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either the Market Vectors Gold Miners ETF or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay 11.05% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.92083% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on the relevant Call Date is greater than or equal to the applicable Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 31, 2013*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I. In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level. See “Key Terms — Automatic Call” below.

Key Terms

Underlyings:	The Market Vectors Gold Miners ETF (the “Fund”) and the Russell 2000® Index (the “Index”) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	11.05% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.92083% per month
Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to the Fund $20.692 initially, which is equal to 40.00% of the Starting Underlying level of the Fund, subject to adjustments. With respect to the Index, 328.40, which is equal to 40.00% of the Starting Underlying Level of the Index.
Pricing Date:	On or about October 26, 2012. The Pricing Date, for purposes of these notes, is the day that the terms of the notes become final. With respect to each Underlying, the Starting Underlying Level has been determined by reference to the closing level or closing price, as applicable, of that Underlying on October 19, 2012 and not by reference to the closing level or closing price, as applicable, of that Underlying on the Pricing Date.
Settlement Date:	October 31, 2012
Observation Date*:	October 28, 2013
Maturity Date*:	October 31, 2013
CUSIP:	48126DEF2
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the last calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing November 30, 2012. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of either Underlying is less than its Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	January 28, 2013 (first Call Date), April 25, 2013 (second Call Date) and July 26, 2013 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$19	$981
Total	$1,600,000	$30,400	$1,569,600
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $19.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $10.00 per $1,000 principal amount note. These concessions include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealers. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 26, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 22, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to the Fund, the closing price of one share of the Fund on October 19, 2012, which was $51.73, divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”). With respect to the Index, the closing level of the Index on October 19, 2012, which was 821.00 (the “Initial Index Level”). We refer to each of the Initial Index Level for the Index and the Initial Share Price for the Fund as a “Starting Underlying Level.” The Starting Underlying Level of each Underlying is not determined by reference to the closing level or closing price, as applicable, of that Underlying on the Pricing Date.
Ending Underlying Level:	With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”). With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). We refer to each of the Ending Index Level for the Index and the Final Share Price for the Fund as an “Ending Underlying Level.”
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the Market Vectors Gold Miners ETF and the Underlying Return of the Russell 2000® Index

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement, assuming no automatic call. Interest will be payable monthly in arrears on the last calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing November 30, 2012. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for March 2013 is March 31, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on April 1, 2012, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the Market Vectors Gold Miners ETF or the Russell 2000® Index.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc. which we refer to as NYSE Arca, under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex, LLC or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF ” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

subject to withholding tax.
In determining our reporting responsibilities, we intend to treat approximately 4.89% of each interest payment as interest on the Deposit and the remainder as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Index or held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level. If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as
JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than the applicable Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of either Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in the Index or held by the Fund would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Fund or the equity securities included in the Index or held by the Fund. We or our affiliates may also trade in the Fund or instruments related to the Fund or the equity securities included in the Index or held by the Fund from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities included in the Index or held by the Fund;
•	the expected positive or negative correlation between the Index and the Fund, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index and that the closing price of the Market Vectors Gold Miners ETF on each Call Date is greater than or equal to its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of either Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 820 and reflect the Interest Rate of 11.05% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 40.00% of the Starting Underlying Level of the Lesser Performing Underlying. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Lesser Performing Underlying	Lesser Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Final
1,476.00	80.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
1,353.00	65.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
1,230.00	50.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
1,148.00	40.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
1,066.00	30.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
984.00	20.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
902.00	10.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
861.00	5.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
828.20	1.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
820.00	0.00%	2.7625%	5.5250%	8.2875%	11.05%	11.05%
779.00	-5.00%	N/A	N/A	N/A	11.05%	6.05%
738.00	-10.00%	N/A	N/A	N/A	11.05%	1.05%
729.39	-11.05%	N/A	N/A	N/A	11.05%	0.00%
656.00	-20.00%	N/A	N/A	N/A	11.05%	-8.95%
574.00	-30.00%	N/A	N/A	N/A	11.05%	-18.95%
492.00	-40.00%	N/A	N/A	N/A	11.05%	-28.95%
491.918	-40.01%	N/A	N/A	N/A	N/A	-28.96%
410.00	-50.00%	N/A	N/A	N/A	N/A	-38.95%
328.00	-60.00%	N/A	N/A	N/A	N/A	-48.95%
246.00	-70.00%	N/A	N/A	N/A	N/A	-58.95%
164.00	-80.00%	N/A	N/A	N/A	N/A	-68.95%
82.00	-90.00%	N/A	N/A	N/A	N/A	-78.95%
0.00	-100.00%	N/A	N/A	N/A	N/A	-88.95%

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than 40.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 820 to a closing level of 828 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,027.625 per $1,000 principal amount note, consisting of an interest payment of $27.625 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 820 to a closing level of 779 on the first Call Date and 738 on the second Call Date, and increases from the Starting Underlying Level of 820 to a closing level of 861 on the final Call Date. Although the level of the Lesser Performing Underlying on each of the first two Call Dates (779 and 738) is less than its Starting Underlying Level of 820, because the closing level of each Underlying on the final Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,082.875 per $1,000 principal amount note, consisting of interest payments of $82.875 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

Example 3: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 820 to an Ending Underlying Level of 861. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Lesser Performing Underlying of 861 is greater than its Starting Underlying Level of 820, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,110.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $110.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 656. Even though the Ending Underlying Level of the Lesser Performing Underlying of 656 is less than its Starting Underlying Level of 820, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,110.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $110.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 410. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 410 is less than its Starting Underlying Level of 820, the investor receives total payments of $610.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $110.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $110.50 = $610.50

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 0. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 820, the investor receives total payments of $110.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $110.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $110.50 = $110.50

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the Market Vectors Gold Miners ETF and the Russell 2000® Index from January 5, 2007 through October 26, 2012. The closing price of the Market Vectors Gold Miners ETF on October 26, 2012 was $51.24. The closing level of the Russell 2000® Index on October 26, 2012 was 813.25.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Lesser Performing of the Market Vectors Gold Miners ETF and the Russell 2000® Index